CARMAX REPORTS FOURTH QUARTER AND FISCAL YEAR 2024 RESULTS

Richmond, Va., April 11, 2024 – CarMax, Inc. (NYSE:KMX) today reported results for the fourth quarter and fiscal year ended February 29, 2024.

Fourth Quarter Highlights:

•Net revenues were $5.6 billion, down 1.7% compared with the prior year fourth quarter.

•Retail used unit sales increased 1.3% and comparable store used unit sales increased 0.1% from the prior year’s fourth quarter; wholesale units declined 4.0% from the prior year’s fourth quarter.

•Delivered solid margins in retail and wholesale; gross profit per retail used unit of $2,251 and gross profit per wholesale unit of $1,120, both down slightly from last year’s historically strong fourth quarter.

•Bought 234,000 vehicles from consumers and dealers, down 10.8% versus last year’s fourth quarter, which benefited from strong appreciation.
◦213,000 of these vehicles were purchased from consumers, down 14.1% over last year’s fourth quarter.
◦21,000 of these vehicles were purchased through dealers, up 44.8% from last year’s fourth quarter.

•SG&A of $580.9 million increased 1.4% or $8.0 million from last year’s fourth quarter as continued cost management efforts were pressured by an increase in share-based compensation and the timing of marketing spend.

•CarMax Auto Finance (CAF) income of $147.3 million, grew 18.9% from the prior year fourth quarter due to a lower provision for loan losses, reflecting tightened lending standards, and an increase in average managed receivables, partially offset by compression in the net interest margin percentage (NIM). NIM of 5.9% was consistent with this year’s third quarter.

•Net earnings per diluted share of $0.32 versus $0.44 a year ago; last year’s quarter benefited by $0.08 or $16.0 million due to the receipt of extended protection plan (EPP) profit sharing revenues as well as $0.04 from a 16.5% tax rate compared to a more normalized 23.3% tax rate this year.

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CEO Commentary:

“We are encouraged by the performance of our business during the fourth quarter. We reported growth in total used unit sales and comps, delivered strong retail and wholesale gross profit per unit, continued to actively manage SG&A and grew CAF income significantly year-over-year,” said Bill Nash, president and chief executive officer. “During fiscal 2024, we enhanced our omni-channel experience and capabilities by making it even easier for consumers and dealers to transact, and we leveraged data science, automation and AI to drive operating efficiencies across our stores, CECs and corporate office. Our focus and progress have made our foundation stronger than ever and we are positioned well for the future.”

Fourth Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 287,603, a decline of 0.9% from the prior year’s fourth quarter.

Total retail used vehicle unit sales increased 1.3% to 172,057 compared to the prior year’s fourth quarter. Comparable store used unit sales increased 0.1% from the prior year’s fourth quarter. We believe vehicle affordability challenges continued to impact our fourth quarter unit sales performance, with ongoing headwinds due to widespread inflationary pressures, higher interest rates, tightened lending standards and low consumer confidence. Total retail used vehicle revenues decreased 0.7% compared with the prior year’s fourth quarter, driven by the decrease in average retail selling price, which declined approximately $600 per unit, or 2.3%, partially offset by the increase in retail used units sold.

Total wholesale vehicle unit sales declined 4.0% to 115,546 versus the prior year’s fourth quarter. Total wholesale revenues decreased 5.5% compared with the prior year’s fourth quarter due to the decrease in wholesale units sold, as well as a decrease in the average wholesale selling price of approximately $250 per unit or 3.2%.

We bought 234,000 vehicles from consumers and dealers, down 10.8% versus last year’s fourth quarter, which benefited from strong appreciation. Of these vehicles, 213,000 were bought from consumers and 21,000 were bought through dealers, a decrease of 14.1% and an increase of 44.8%, respectively, from last year’s results.

Other sales and revenues declined by 3.7% compared with the fourth quarter of fiscal 2023, representing a decrease of $5.9 million. The decrease was primarily driven by a $6.2 million decline in extended protection plan (EPP) revenues reflecting the combined effects of a $16.0 million year-over-year reduction in profit sharing revenues, partially offset by stronger margins.

Online retail sales(1) accounted for 14% of retail unit sales, in line with the fourth quarter of last year. Revenue from online transactions(2), including retail and wholesale unit sales, was $1.7 billion, or approximately 30% of net revenues, consistent with last year’s fourth quarter.

Gross Profit. Total gross profit was $586.2 million, down 4.1% versus last year’s fourth quarter. Retail used vehicle gross profit increased 0.1% and retail gross profit per used unit was $2,251, in line with last year’s fourth quarter.

Wholesale vehicle gross profit decreased 9.4% versus the prior year’s fourth quarter, reflecting lower wholesale unit volume and gross profit per unit, which declined $67 to $1,120.

Other gross profit declined 14.5% primarily reflecting a decrease in EPP revenues resulting from the combined effects of a $16.0 million year-over-year reduction in profit sharing revenues, partially offset by stronger margins, as well as a $4.0 million reduction in service gross profit.

SG&A. Compared with the fourth quarter of fiscal 2023, SG&A expenses increased 1.4% or $8.0 million to $580.9 million. Share-based compensation, which largely reflected changes in the company’s share price,
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increased $8.0 million as compared to the prior year’s fourth quarter. The increase was also driven by an increase in advertising due to timing, a higher corporate bonus accrual, and an increase in occupancy costs. Reflecting the continuation of our cost and efficiency efforts, and partially offsetting these items, was a reduced level of spend for our technology platforms and a decrease in costs related to non-CAF uncollectable receivables.

For fiscal year 2024, SG&A as a percent of gross profit levered by 4.5 percentage points to 84.3%. Excluding the benefit from the Takata legal settlement, SG&A as a percent of gross profit would have been 86.7% for fiscal year 2024, a leverage of 210 basis points despite a gross profit decrease of 3.1% versus fiscal year 2023. In fiscal year 2025, we expect to require low-single-digit gross profit growth to lever SG&A.

CarMax Auto Finance.(3) CAF income increased 18.9% to $147.3 million, driven by a $26.4 million year-over-year decrease in the provision for loan losses and growth in CAF’s average managed receivables, which were partially offset by the decline in CAF’s net interest margin percentage. This quarter’s provision was $71.6 million compared to $98.0 million in the prior year’s fourth quarter.

As of February 29, 2024, the allowance for loan losses was 2.78% of ending managed receivables, down from 2.92% as of November 30, 2023. The decrease in the allowance percentage reflected the significant impact that originations under CAF’s tightened credit policy had on the reserve as they continued to become a larger percent of the portfolio. In addition, observed performance within the portfolio aligned closely to our reserve expectations at the end of the third quarter of fiscal year 2024 and contributed to the reduction in the reserve.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 5.9% of average managed receivables, consistent with this year’s third quarter and down from 6.3% in the prior year’s fourth quarter, as increases in our customer rates were more than offset by the rising cost of funds. After the effect of 3-day payoffs, CAF financed 42.3% of units sold in the current quarter, down from 44.7% in the prior year’s fourth quarter. CAF’s weighted average contract rate was 11.5% in the quarter, up from 10.9% in the fourth quarter last year.

Share Repurchase Activity. During the fourth quarter of fiscal year 2024, we repurchased 685,600 shares of common stock for $49.3 million. As of February 29, 2024, we had $2.36 billion remaining available for repurchase under the outstanding authorization. In fiscal year 2025, we intend to modestly accelerate the pace of our share repurchases above the pace that we implemented in the third quarter of fiscal year 2024.

Location Openings. During the fourth quarter of fiscal year 2024, we opened four stores including two in the New York metro market and one in each of the Los Angeles and Chicago metro markets. We had a total of 245 used car stores as of February 29, 2024. We also opened our first stand-alone reconditioning center in the Atlanta metro market during the fourth quarter of fiscal year 2024.

Fiscal 2025 Capital Spending Plan. For fiscal 2025, we are planning new store growth of five locations, as well as our second stand-alone reconditioning center and one stand-alone auction facility. We expect capital expenditures between $500 million and $550 million in fiscal year 2025 largely reflecting spending to support our future long-term growth in offsite-reconditioning and auction facilities, as well as our new stores.

Long-Term Targets. In regard to our long-term financial targets: (i) We are maintaining our goal to sell more than 2 million combined retail and wholesale units annually. However, we are extending the timeframe to between fiscal year 2026 and fiscal year 2030 due to uncertainty in the timing of market recovery and as we continue to focus on profitable market share growth. We intend to update the timeframe to achieve this goal when we have greater visibility into the industry’s pace of recovery; (ii) Given higher average selling prices, we expect to achieve the $33 billion annual revenue target sooner than units; and (iii) Similarly, we also expect to achieve more than 5% nationwide market share of age 0-10 used vehicles sooner than units, but given the recent volatility in vehicle values, we will provide an updated timeframe for our expected achievement at the end of fiscal year 2025.

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(1)    An online retail unit sale is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating a remote sales order.
(2)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, wholesale sales where the winning bid was an online bid, and all revenue earned by Edmunds.
(3)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
(In millions)	2024	2023	Change	2024	2023	Change
Used vehicle sales	$4,497.6	$4,531.1	(0.7)%	$20,922.3	$23,034.3	(9.2)%
Wholesale vehicle sales	974.3	1,030.7	(5.5)%	4,975.8	5,989.8	(16.9)%
Other sales and revenues:
Extended protection plan revenues	98.0	104.2	(5.9)%	401.8	422.3	(4.9)%
Third-party finance (fees)/income, net	(3.5)	(0.1)	(3,255.3)%	(5.8)	7.0	(183.6)%
Advertising & subscription revenues (1)	34.2	31.3	9.1%	135.8	133.3	1.9%
Other	26.1	25.2	3.3%	106.2	98.2	8.1%
Total other sales and revenues	154.8	160.6	(3.7)%	638.0	660.8	(3.5)%
Total net sales and operating revenues	$5,626.6	$5,722.5	(1.7)%	$26,536.0	$29,684.9	(10.6)%

(1)    Excludes intersegment revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
	2024	2023	Change	2024	2023	Change
Used vehicles	172,057	169,884	1.3%	765,572	807,823	(5.2)%
Wholesale vehicles	115,546	120,330	(4.0)%	546,331	585,071	(6.6)%

Average Selling Prices

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
	2024	2023	Change	2024	2023	Change
Used vehicles	$25,985	$26,598	(2.3)%	$27,028	$28,251	(4.3)%
Wholesale vehicles	$8,034	$8,297	(3.2)%	$8,707	$9,872	(11.8)%

Vehicle Sales Changes

	Three Months Ended February 29 or 28		Years Ended February 29 or 28
	2024	2023	2024	2023
Used vehicle units	1.3%	(12.6)%	(5.2)%	(12.6)%
Used vehicle revenues	(0.7)%	(21.1)%	(9.2)%	(5.7)%

Wholesale vehicle units	(4.0)%	(19.3)%	(6.6)%	(17.2)%
Wholesale vehicle revenues	(5.5)%	(41.6)%	(16.9)%	(11.4)%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended February 29 or 28		Years Ended February 29 or 28
	2024	2023	2024	2023
Used vehicle units	0.1%	(14.1)%	(6.7)%	(14.3)%
Used vehicle revenues	(2.0)%	(22.0)%	(10.6)%	(7.6)%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended February 29 or 28		Years Ended February 29 or 28
	2024	2023	2024	2023
CAF (2)	44.8%	47.4%	45.8%	45.4%
Tier 2 (3)	18.7%	19.4%	18.9%	22.0%
Tier 3 (4)	8.2%	6.9%	7.0%	6.5%
Other (5)	28.3%	26.3%	28.3%	26.1%
Total	100.0%	100.0%	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent less than 2% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended February 29 or 28				Years Ended February 29 or 28
(In millions)	2024	% (1)	2023	% (1)	2024	% (1)	2023	% (1)
Net sales and operating revenues	$5,626.6	100.0	$5,722.5	100.0	$26,536.0	100.0	$29,684.9	100.0
Gross profit	$586.2	10.4	$611.0	10.7	$2,713.2	10.2	$2,800.2	9.4
CarMax Auto Finance income	$147.3	2.6	$123.9	2.2	$568.3	2.1	$663.4	2.2
Selling, general, and administrative expenses	$580.9	10.3	$572.8	10.0	$2,286.4	8.6	$2,487.4	8.4
Interest expense	$31.4	0.6	$28.7	0.5	$124.8	0.5	$120.4	0.4
Earnings before income taxes	$65.5	1.2	$82.6	1.4	$641.6	2.4	$636.8	2.1
Net earnings	$50.3	0.9	$69.0	1.2	$479.2	1.8	$484.8	1.6

(1)Calculated as a percentage of net sales and operating revenues.

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Gross Profit (1)

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
(In millions)	2024	2023	Change	2024	2023	Change
Used vehicle gross profit	$387.3	$386.9	0.1%	$1,752.0	$1,848.2	(5.2)%
Wholesale vehicle gross profit	129.4	142.8	(9.4)%	556.8	589.8	(5.6)%
Other gross profit	69.5	81.3	(14.5)%	404.4	362.2	11.7%
Total	$586.2	$611.0	(4.1)%	$2,713.2	$2,800.2	(3.1)%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended February 29 or 28				Years Ended February 29 or 28
	2024		2023		2024		2023
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,251	8.6	$2,277	8.5	$2,288	8.4	$2,288	8.0
Wholesale vehicle gross profit per unit	$1,120	13.3	$1,187	13.9	$1,019	11.2	$1,008	9.8
Other gross profit per unit	$404	44.9	$478	50.6	$528	63.4	$448	54.8

(1)    Amounts are net of intercompany eliminations. Those eliminations had the effect of increasing used vehicle gross profit per unit and wholesale vehicle gross profit per unit and decreasing other gross profit per unit by immaterial amounts.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
(In millions)	2024	2023	Change	2024	2023	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$304.1	$297.3	2.3%	$1,226.8	$1,282.4	(4.3)%
Share-based compensation expense	27.6	19.6	40.4%	114.1	83.6	36.4%
Total compensation and benefits (2)	$331.7	$316.9	4.7%	$1,340.9	$1,366.0	(1.8)%
Occupancy costs	67.3	62.5	7.5%	271.4	267.3	1.5%
Advertising expense	62.8	58.0	8.3%	264.4	288.5	(8.4)%
Other overhead costs (3)	119.1	135.4	(12.0)%	409.7	565.6	(27.6)%
Total SG&A expenses	$580.9	$572.8	1.4%	$2,286.4	$2,487.4	(8.1)%
SG&A as a % of gross profit	99.1%	93.8%	5.3%	84.3%	88.8%	(4.5)%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, insurance, travel, charitable contributions, preopening and relocation costs, and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended February 29 or 28				Years Ended February 29 or 28
(In millions)	2024	% (1)	2023	% (1)	2024	% (1)	2023	% (1)
Interest margin:
Interest and fee income	$433.1	9.9	$372.2	8.9	$1,677.4	9.7	$1,441.5	8.8
Interest expense	(173.9)	(4.0)	(110.2)	(2.6)	(638.7)	(3.7)	(310.3)	(1.9)
Total interest margin	259.2	5.9	262.0	6.3	1,038.7	6.0	1,131.2	6.9
Provision for loan losses	(71.6)	(1.6)	(98.0)	(2.4)	(310.5)	(1.8)	(317.0)	(1.9)
Total interest margin after provision for loan losses	187.6	4.3	164.0	3.9	728.2	4.2	814.2	5.0
Total direct expenses	(40.3)	(0.9)	(40.1)	(1.0)	(159.9)	(0.9)	(150.8)	(0.9)
CarMax Auto Finance income	$147.3	3.4	$123.9	3.0	$568.3	3.3	$663.4	4.1

Total average managed receivables	$17,424.9		$16,683.5		$17,313.2		$16,304.3
Net loans originated	$1,779.0		$1,904.7		$8,270.0		$8,832.7
Net penetration rate	42.3%		44.7%		42.9%		42.1%
Weighted average contract rate	11.5%		10.9%		11.2%		9.7%

Ending allowance for loan losses	$482.8		$507.2		$482.8		$507.2

Warehouse facility information:
Ending funded receivables	$3,744.6		$3,649.9		$3,744.6		$3,649.9
Ending unused capacity	$2,055.4		$1,950.1		$2,055.4		$1,950.1

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
(In millions except per share data)	2024	2023	Change	2024	2023	Change
Net earnings	$50.3	$69.0	(27.2)%	$479.2	$484.8	(1.1)%
Diluted weighted average shares outstanding	158.2	158.5	(0.1)%	158.7	159.8	(0.7)%
Net earnings per diluted share	$0.32	$0.44	(27.3)%	$3.02	$3.03	(0.3)%

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Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, April 11, 2024. Domestic investors may access the call at 1-800-225-9448 (international callers dial 1-203-518-9708). The conference I.D. for both domestic and international callers is 3171396. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through June 20, 2024, or via telephone (for approximately one week) by dialing 1-800-925-9348 (or 1-402-220-5381 for international access) and entering the conference ID 3171396.

First Quarter Fiscal 2025 Earnings Release Date

We currently plan to release results for the first quarter ending May 31, 2024, on Friday, June 21, 2024, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early June 2024.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. During the fiscal year ended February 29, 2024, CarMax sold approximately 770,000 used vehicles and 550,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated more than $8 billion in receivables during fiscal 2024, adding to its more than $17 billion portfolio. CarMax has 245 store locations, nearly 30,000 associates, and is proud to have been recognized for 20 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to making a positive impact on people, communities and the environment. Learn more in the 2023 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, financial targets, revenue, margins, expenses, liquidity, loan originations, capital expenditures, share repurchase plans, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Changes in general or regional U.S. economic conditions, including inflationary pressures, climbing interest rates and the potential impact of international events.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Significant changes in prices of new and used vehicles.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Our inability to realize the benefits associated with our omni-channel platform.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•The failure or inability to realize the benefits associated with our strategic investments.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•The performance of the third-party vendors we rely on for key components of our business.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•The failure or inability to meet our environmental goals or satisfy related disclosure requirements.
•Factors related to the geographic concentration of our stores.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•The failure of or inability to sufficiently enhance key information systems.
•Factors related to the regulatory and legislative environment in which we operate.
•The effect of various litigation matters.
•The volatility in the market price for our common stock.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2023, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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Contacts:

Investors:
    David Lowenstein, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended February 29 or 28				Years Ended February 29 or 28
(In thousands except per share data)	2024	%(1)	2023	%(1)	2024	%(1)	2023	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$4,497,588	79.9	$4,531,127	79.2	$20,922,279	78.8	$23,034,286	77.6
Wholesale vehicle sales	974,260	17.3	1,030,746	18.0	4,975,802	18.8	5,989,796	20.2
Other sales and revenues	154,755	2.8	160,620	2.8	637,959	2.4	660,791	2.2
NET SALES AND OPERATING REVENUES	5,626,603	100.0	5,722,493	100.0	26,536,040	100.0	29,684,873	100.0
COST OF SALES:
Used vehicle cost of sales	4,110,275	73.1	4,144,237	72.4	19,170,320	72.2	21,186,135	71.4
Wholesale vehicle cost of sales	844,844	15.0	887,916	15.5	4,419,044	16.7	5,399,969	18.2
Other cost of sales	85,293	1.5	79,361	1.4	233,467	0.9	298,566	1.0
TOTAL COST OF SALES	5,040,412	89.6	5,111,514	89.3	23,822,831	89.8	26,884,670	90.6
GROSS PROFIT	586,191	10.4	610,979	10.7	2,713,209	10.2	2,800,203	9.4
CARMAX AUTO FINANCE INCOME	147,267	2.6	123,866	2.2	568,271	2.1	663,404	2.2
Selling, general, and administrative expenses	580,885	10.3	572,849	10.0	2,286,378	8.6	2,487,357	8.4
Depreciation and amortization	61,169	1.1	57,732	1.0	239,028	0.9	228,449	0.8
Interest expense	31,434	0.6	28,728	0.5	124,750	0.5	120,398	0.4
Other income	(5,541)	(0.1)	(7,098)	(0.1)	(10,271)	—	(9,401)	—
Earnings before income taxes	65,511	1.2	82,634	1.4	641,595	2.4	636,804	2.1
Income tax provision	15,243	0.3	13,622	0.2	162,391	0.6	152,042	0.5
NET EARNINGS	$50,268	0.9	$69,012	1.2	$479,204	1.8	$484,762	1.6
WEIGHTED AVERAGE COMMON SHARES:
Basic	157,821		158,032		158,216		158,800
Diluted	158,228		158,465		158,707		159,771
NET EARNINGS PER SHARE:
Basic	$0.32		$0.44		$3.03		$3.05
Diluted	$0.32		$0.44		$3.02		$3.03

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	February 29	February 28
(In thousands except share data)	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$574,142	$314,758
Restricted cash from collections on auto loans receivable	506,648	470,889
Accounts receivable, net	221,153	298,783
Inventory	3,678,070	3,726,142
Other current assets	246,581	230,795
TOTAL CURRENT ASSETS	5,226,594	5,041,367
Auto loans receivable, net	17,011,844	16,341,791
Property and equipment, net	3,665,530	3,430,914
Deferred income taxes	98,790	80,740
Operating lease assets	520,717	545,677
Goodwill	141,258	141,258
Other assets	532,064	600,989
TOTAL ASSETS	$27,196,797	$26,182,736

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$933,708	$826,592
Accrued expenses and other current liabilities	523,971	478,964
Current portion of operating lease liabilities	57,161	53,287
Current portion of long-term debt	313,282	111,859
Current portion of non-recourse notes payable	484,167	467,609
TOTAL CURRENT LIABILITIES	2,312,289	1,938,311
Long-term debt, excluding current portion	1,602,355	1,909,361
Non-recourse notes payable, excluding current portion	16,357,301	15,865,776
Operating lease liabilities, excluding current portion	496,210	523,828
Other liabilities	354,902	332,383
TOTAL LIABILITIES	21,123,057	20,569,659

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 157,611,939 and 158,079,033 shares issued and outstanding as of February 29, 2024 and February 28, 2023, respectively	78,806	79,040
Capital in excess of par value	1,808,746	1,713,074
Accumulated other comprehensive income	59,279	97,869
Retained earnings	4,126,909	3,723,094
TOTAL SHAREHOLDERS’ EQUITY	6,073,740	5,613,077
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,196,797	$26,182,736

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended February 29 or 28
(In thousands)	2024	2023
OPERATING ACTIVITIES:
Net earnings	$479,204	$484,762
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	260,414	265,224
Share-based compensation expense	119,720	85,592
Provision for loan losses	310,516	317,013
Provision for cancellation reserves	80,311	98,137
Deferred income tax benefit	(4,800)	(6,550)
Other	9,252	4,773
Net decrease (increase) in:
Accounts receivable, net	77,630	262,201
Inventory	48,072	1,398,427
Other current assets	39,939	103,222
Auto loans receivable, net	(980,569)	(1,369,103)
Other assets	(13,902)	(52,286)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	118,511	(197,687)
Other liabilities	(85,681)	(110,393)
NET CASH PROVIDED BY OPERATING ACTIVITIES	458,617	1,283,332
INVESTING ACTIVITIES:
Capital expenditures	(465,307)	(422,710)
Proceeds from disposal of property and equipment	1,351	5,190
Purchases of investments	(6,193)	(12,526)
Sales and returns of investments	3,151	4,280
NET CASH USED IN INVESTING ACTIVITIES	(466,998)	(425,766)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	134,600	3,020,700
Payments on long-term debt	(246,067)	(4,275,353)
Cash paid for debt issuance costs	(21,633)	(19,781)
Payments on finance lease obligations	(16,674)	(12,200)
Issuances of non-recourse notes payable	12,380,050	14,333,896
Payments on non-recourse notes payable	(11,873,169)	(13,440,603)
Repurchase and retirement of common stock	(94,086)	(333,932)
Equity issuances	44,766	17,093
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	307,787	(710,180)
Increase in cash, cash equivalents, and restricted cash	299,406	147,386
Cash, cash equivalents, and restricted cash at beginning of year	951,004	803,618
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF YEAR	$1,250,410	$951,004

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